Exhibit 10.45

EXECUTION COPY

$350,000,000 REVOLVING CREDIT FACILITY

$150,000,000 TERM LOAN FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

among

SYNOPSYS, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents,

HSBC BANK USA, N.A.

and

UNION BANK, N.A.,

as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of February 17, 2012

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

and

WELLS FARGO SECURITIES, LLC,

as Co-Lead Arrangers and Co-Bookrunners

i

3.11	Federal Regulations	41
3.12	Labor Matters	42
3.13	ERISA	42
3.14	Investment Company Act; Other Regulations	42
3.15	Use of Proceeds	42
3.16	Environmental Matters	42
3.17	Accuracy of Information, etc.	43
3.18	Solvency	43

SECTION 4.	CONDITIONS PRECEDENT	43

4.1	Conditions to Effectiveness of Amendment and Restatement	43
4.2	Conditions to Initial Term Loan Funding Date	44
4.3	Conditions to Each Extension of Credit	45

SECTION 5.	AFFIRMATIVE COVENANTS	45

5.1	Financial Statements	45
5.2	Certificates; Other Information	46
5.3	Payment of Obligations	46
5.4	Maintenance of Existence; Compliance	47
5.5	Maintenance of Property; Insurance	47
5.6	Inspection of Property; Books and Records; Discussions	47
5.7	Notices	47
5.8	Environmental Laws	48
5.9	New Significant Subsidiaries	48

SECTION 6.	NEGATIVE COVENANTS	48

6.1	Financial Condition Covenants	48
6.2	Subsidiary Indebtedness	48
6.3	Liens	49
6.4	Fundamental Changes	51
6.5	Transactions with Affiliates	51
6.6	Changes in Fiscal Periods	52
6.7	Lines of Business	52
6.8	Material Acquisitions	52

SECTION 7.	EVENTS OF DEFAULT	52

7.1	Events of Default	52
7.2	Annulment of Defaults	54

SECTION 8.	THE AGENTS	54

8.1	Appointment	54
8.2	Delegation of Duties	55
8.3	Exculpatory Provisions	55
8.4	Reliance by Administrative Agent	55
8.5	Notice of Default	56
8.6	Non-Reliance on Agents and Other Lenders	56

8.7	Indemnification	56
8.8	Agent in Its Individual Capacity	57
8.9	Successor Administrative Agent	57
8.10	Co-Documentation Agents and Co-Syndication Agents	57

SECTION 9.	GUARANTEE OF SUBSIDIARY BORROWER OBLIGATIONS	57

9.1	Guarantee	57
9.2	No Subrogation	58
9.3	Amendments, etc. with respect to the Obligations; Waiver of Rights	58
9.4	Guarantee Absolute and Unconditional	59
9.5	Reinstatement	60

SECTION 10.	MISCELLANEOUS	60

10.1	Amendments and Waivers	60
10.2	Notices	61
10.3	No Waiver; Cumulative Remedies	62
10.4	Survival of Representations and Warranties	62
10.5	Payment of Expenses and Taxes	62
10.6	Successors and Assigns; Participations and Assignments	63
10.7	Adjustments; Set-off	66
10.8	Counterparts	67
10.9	Severability	67
10.10	Integration	67
10.11	GOVERNING LAW	67
10.12	Submission To Jurisdiction; Waivers	67
10.13	Acknowledgements	68
10.14	Releases of Guarantees	68
10.15	Confidentiality	68
10.16	WAIVERS OF JURY TRIAL	69
10.17	USA Patriot Act	69

SCHEDULES:

1.1A	Revolving Commitments
1.1B	Initial Term Commitments
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Closing Certificate (Amendment and Restatement)
C	Form of Assignment and Assumption
D	Form of Exemption Certificate
E-1	Form of New Lender Supplement
E-2	Form of Increased Revolving Commitment Activation Notice
E-3	Form of Incremental Term Facility Activation Notice
F	Joinder Agreement

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of February 17, 2012, among SYNOPSYS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK USA, N.A. and UNION BANK, N.A., as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and certain of the Lenders are parties to the Credit Agreement, dated as of October 14, 2011 (the “Existing Credit Agreement”);

WHEREAS, the Borrower intends to obtain an additional term loan facility in an amount of $150,000,000 to pay for a portion of the purchase price for the acquisition (the “Acquisition”) of Magma Design Automation, Inc., a Delaware corporation, (the “Target”) pursuant to that certain Agreement and Plan of Merger, dated as of November 30, 2011 (the “Acquisition Agreement”), among the Borrower, Lotus Acquisition Corp., a Delaware corporation, and the Target, such additional term loan facility to be effected through an amendment and restatement of the Existing Credit Agreement; and

WHEREAS, certain Lenders are willing to provide such term loan facility to the Borrower and the Required Lenders party hereto are willing to consent to the amendment and restatement of the Existing Credit Agreement effecting, among other things, such additional term loan facility, in each case subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree that, upon the effectiveness of this Agreement, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition”: as defined in the recitals hereto.

“Acquisition Agreement”: as defined in the recitals hereto.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Revolving Commitments and the Initial Term Loans and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Foreign Currency”: as defined in Section 2.16(c).

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Indemnitee”: as defined in Section 8.7.

“Agents”: the collective reference to the Co-Documentation Agents, the Co-Syndication Agents and the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans (and, prior to the Initial Term Loan Funding Date, such Lender’s Initial Term Commitments) and (ii) the amount of such Lender’s Revolving Commitment (including any Swingline Commitment) then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 2.24(b).

“Amendment and Restatement Effectiveness Date”: the date on which the conditions precedent set forth in Section 4.1 have been satisfied, which date is February 17, 2012.

“Applicable Creditor”: as defined in Section 2.24(b).

“Approved Fund”: as defined in Section 10.6(b).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption entered into (except as specifically provided otherwise in Section 2.22) by a Lender and an Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, substantially in the form of Exhibit C.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Lender’s Revolving Commitment then in effect over (b) such Revolving Lender’s Revolving Extensions of Credit then outstanding.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market; provided, further, when used in connection with Eurodollar Loans denominated in Foreign Currencies, the term “Business Day” shall also exclude any day on which commercial banks in London are authorized or required by law to close and any day on which TARGET (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euros.

“Calculation Date”: means (a) the second Business Day preceding each date on which a Multicurrency Loan is to be made and (b) the last Business Day of each calendar quarter unless, during the five Business Days period prior to such Business Day of such calendar quarter, a Calculation Date occurred pursuant to clause (a) of this definition.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account”: as defined in Section 2.11(c).

“Cash Equivalents”: (a) cash equivalents, short-term investments and long-term marketable securities characterized as such on the Borrower’s consolidated balance sheet; and (b) other investments made by the Borrower in accordance with such written investment policies as are approved by the Borrower’s board of directors and have been provided to the Administrative Agent prior to the Original Closing Date.

“Change in Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) a “change in control” (or any other defined term having a similar purpose) as defined in the documents governing any other Indebtedness of the Borrower or its Subsidiaries the outstanding principal amount of which exceeds in the aggregate $75,000,000.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, the sum of the Revolving Commitment and the Initial Term Commitment of such Lender.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Confidential Information Memorandum”: collectively, the Confidential Information Memorandum dated October 2011 and furnished to certain Lenders and the Confidential Information Memorandum dated February 2012 and furnished to certain Lenders.

“Consolidated EBITDA”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) consolidated income tax expense in accordance with GAAP, (b) consolidated interest expense in accordance with GAAP, including amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Revolving Loans), (c) consolidated depreciation and amortization expense in accordance with GAAP, (d) non-cash expenses related to stock-based compensation, (e) non-recurring expenses related to Material Acquisitions and (f) all other non-cash items outside the ordinary course of business, minus, to the extent included in the statement of such consolidated net income for such period, the sum of (i) interest income in accordance with GAAP, (ii) non-recurring income related to Material Acquisitions and (iii) all non-cash items outside the ordinary course of business increasing consolidated net income for such period; provided, to the extent that, during any period, the Borrower makes any acquisition of an entity or line of business that would be a Material Acquisition or Material Disposition of such an entity or line of business, “Consolidated EBITDA” for such period shall be calculated after giving pro forma effect to include or exclude, as appropriate, any amounts attributable to the acquired or disposed of entity or line of business as if the relevant transactions had been consummated at the beginning of the applicable period of four full fiscal quarters immediately prior to such acquisition or disposal.

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Group Members under stockholders’ equity at such date.

“Consolidated Total Assets”: as of any date, the total assets of the Group Members as of such date, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Co-Lead Arrangers”: J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, each in its capacity as a Co-Lead Arranger under this Agreement.

“Co-Syndication Agents”: as defined in the preamble hereto.

“Credit Party”: the Administrative Agent, the Swingline Lender or any other Lender.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute by such Lender (specifically identified and including a detailed description of the particular dispute), (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: at any time as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case as is applicable to the Borrower, any Subsidiary or any of their respective real property.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars and Foreign Currencies for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (for Eurodollar Loans denominated in Pounds Sterling, on the first date of such Interest Period). In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar or Foreign Currency deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (for Eurodollar Loans denominated in Pounds Sterling, on the first date of such Interest Period) in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward, if necessary, to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans denominated in the same currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Euros” and “€”: the single currency of participating member states of the European Monetary Union introduced in accordance with the provisions of Article 109(1)4 of the Treaty of Rome of March 25, 1957 (as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993) as amended from time to time) and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Rate”: on any day, with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 A.M., London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error; provided, further, that in any event, the Administrative Agent shall provide the Borrower with reasonable details of the source for such rate.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Facility”: each of (a) the Initial Term Facility, (b) the Revolving Facility and (c) any Incremental Term Loans (the “Incremental Term Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Foreign Currency”: Euros, Yen, Pounds Sterling and, at the request of the Borrower or applicable Subsidiary Borrower, any lawful currency (other than Dollars) that is (a) readily available and freely transferable and convertible into Dollars and (b) is available in the London interbank deposit market. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the agreement of the Administrative Agent and the Revolving Lenders.

“Foreign Currency Equivalent”: at any time as to any amount denominated in Dollars, the equivalent amount in the relevant Foreign Currency as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency with Dollars on the date of determination thereof.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee”: the guarantee of the Subsidiary Borrower Obligations provided by the Borrower pursuant to Section 9.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Increased Revolving Commitment Activation Notice”: a notice substantially in the form of Exhibit E-2.

“Increased Revolving Commitment Closing Date”: any Business Day designated as such in an Increased Revolving Commitment Activation Notice.

“Incremental Term Facility”: as defined in the definition of “Facility”.

“Incremental Term Facility Activation Notice”: a notice substantially in the form of Exhibit E-3.

“Incremental Term Facility Closing Date”: any Business Day designated as such in an Incremental Term Facility Activation Notice.

“Incremental Term Lenders”: (a) on any Incremental Term Facility Closing Date, the Lenders signatory to the relevant Incremental Term Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans”: any term loans made pursuant to Section 2.10(b).

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Incremental Term Facility Activation Notice, the maturity date specified in such Incremental Term Facility Activation Notice, which date shall not be earlier than the Termination and Maturity Date.

“Incremental Term Percentage”: as to any Incremental Term Lender at any time, the percentage which such Incremental Term Lender’s Incremental Term Loan then constitutes of the aggregate Incremental Term Loans.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not past due incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided that, if such Indebtedness of others is non-recourse to the credit of such Person, then the amount of Indebtedness ascribed to such Person shall not exceed the fair market value of the property securing such Indebtedness of others), and (j) for the purposes of Section 7.1(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee”: as defined in Section 10.5.

“Initial Term Commitment”: as to any Initial Term Lender, the obligation of such Initial Term Lender to make an Initial Term Loan to the Borrower on the Initial Term Loan Funding Date in a principal amount set forth under the heading “Initial Term Commitment” opposite such Lender’s name on Schedule 1.1B. The original aggregate amount of the Initial Term Commitments as of the Amendment and Restatement Effectiveness Date is $150,000,000.

“Initial Term Commitment Termination Date: the earlier of (i) February 11, 2013 and (ii) the date on which the Administrative Agent receives irrevocable notice from the Borrower that the Borrower elects to terminate the Initial Term Commitments of all Initial Term Lenders.

“Initial Term Facility”: the Initial Term Commitments and Initial Term Loans made hereunder.

“Initial Term Lender”: any Lender that has an Initial Term Commitment or that holds an Initial Term Loan.

“Initial Term Loan”: as defined in Section 2.1.

“Initial Term Loan Applicable Margin”: for any day, with respect to any ABR Loan or Eurodollar Loan that is an Initial Term Loan the applicable rate per annum set forth below under the caption, “Applicable Margin for Eurodollar Loans”, “Applicable Margin for ABR Loans” or “Ticking Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio as of the most recent determination thereof:

Category	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Ticking Fee Rate
1	> 2.25x	1.500%	0.500%	0.300%
2	> 1.50x but < 2.25x	1.375%	0.375%	0.250%
3	> 0.75 but < 1.50x	1.250%	0.250%	0.200%
4	< 0.75x	1.125%	0.125%	0.150%

For purposes of the foregoing, changes in the Initial Term Loan Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.1 and shall remain in effect until the next change to be effected pursuant to this paragraph; if any financial statements referred to above are not delivered within the time periods specified in Section 5.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the Consolidated Leverage Ratio shall be deemed to be in Category 1. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall be deemed to be in Category 1.

In the event that the Administrative Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Initial Term Commitments are in effect or whether the Initial Term Loans have been repaid in part or in full when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Initial Term Loan Applicable Margin for any period (an “Initial Term Loan Applicable Period”) than the Initial Term Loan Applicable Margin applied for such Initial Term Loan Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the corrected financial statements for such Initial Term Loan Applicable Period, (ii) the Initial Term Loan Applicable Margin shall be determined as if the Category number for such higher Initial Term Loan Applicable Margin were applicable for such Initial Term Loan Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional amount owing as a result of such increased Initial Term Loan Applicable Margin for such Initial Term Loan Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Initial Term Loan Applicable Period”: as defined in the definition of “Initial Term Loan Applicable Margin”.

“Initial Term Loan Funding Date”: any date prior to the Initial Term Commitment Termination Date on which the conditions set forth in Section 4.2 have been satisfied.

“Initial Term Percentage”: as to any Initial Term Lender at any time, the percentage which such Initial Term Lender’s Initial Term Commitment then constitutes of the aggregate Initial Term Commitments (or, at any time after the Initial Term Loan Funding Date, the percentage which the aggregate principal amount of such Initial Term Lender’s Initial Term Loans then outstanding constitutes of the aggregate principal amount of the Initial Term Loans then outstanding).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December to occur while such ABR Loan is outstanding and the final maturity date of such ABR Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any

Revolving Loan that is an ABR Loan or a Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Swingline Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders) twelve months thereafter, as selected by the Borrower or any applicable Subsidiary Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders) twelve months thereafter, as selected by the Borrower or any applicable Subsidiary Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, in the case of Revolving Loans denominated in Dollars, and 11:00 A.M., London time, in the case of Multicurrency Loans, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Termination and Maturity Date or beyond the date the final payment is due on the relevant Term Loans, as the case may be; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“IRS”: as defined in Section 2.19(e).

“Judgment Currency”: as defined in Section 2.24(b).

“Lenders”: as defined in the preamble hereto. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by a Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, the Notes, each Joinder Agreement, any Incremental Term Facility Activation Notice, any Increased Revolving Commitment Activation Notice and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document (including, for avoidance of doubt, each Subsidiary Borrower).

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Incremental Term Loans, Initial Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, (i) in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments and (ii) in the case of the Initial Term Facility, prior to the Initial Term Loan Funding Date, the holders of more than 50% of the Initial Term Commitments).

“Margin Stock”: as defined in Regulation U.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property involving the payment of consideration by the Group Members in an amount in excess of 10% of Consolidated Total Assets (with Consolidated Total Assets measured as of the end of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.1).

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Group Members in excess of 10% of Consolidated Total Assets (with Consolidated Total Assets measured as of the end of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.1).

“Multicurrency Loans”: as defined in Section 2.4(c).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Campus Financing”: any financing in conjunction with a purchase or structured lease for a potential new Northern California campus.

“New Lender”: as defined in Section 2.10(c).

“New Lender Supplement”: as defined in Section 2.10(c).

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-U.S. Lender”: as defined in Section 2.19(e).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower and any Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and any Subsidiary Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of outside counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower and any Subsidiary Borrower pursuant hereto) or otherwise.

“Original Closing Date”: October 14, 2011.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling”: the lawful currency of the United Kingdom.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans (and prior to the Initial Term Loan Funding Date, the Initial Term Commitments) then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, senior vice president or vice president of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the Borrower.

“Restricted Payments”: collectively, the declaration or payment of any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or the making of any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member.

“Revolving Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Revolving Lenders to make Revolving Loans hereunder.

“Revolving Commitment”: as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans (including Multicurrency Loans) and participate in Swingline Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Revolving Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments as of the Amendment and Restatement Effectiveness Date is $350,000,000.

“Revolving Commitment Period”: the period from and including the Original Closing Date to the Termination and Maturity Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the aggregate principal amount of all Revolving Loans (or the Dollar Equivalent thereof in the case of Multicurrency Loans) held by such Revolving Lender then outstanding.

“Revolving Facility”: the Revolving Commitments and the Revolving Loans made hereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loan Applicable Margin”: for any day, with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption, “Applicable Margin for Eurodollar Loans”, “Applicable Margin for ABR Loans” or “Facility Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio as of the most recent determination thereof:

Category	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Facility Fee Rate
1	≥ 2.25x	1.200%	0.200%	0.300%
2	≥ 1.50x but < 2.25x	1.125%	0.125%	0.250%
3	≥ 0.75 but < 1.50x	1.050%	0.050%	0.200%
4	< 0.75x	0.975%	0.000%	0.150%

For purposes of the foregoing, changes in the Revolving Loan Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.1 and shall remain in effect until the next change to be effected pursuant to this paragraph; if any financial statements referred to above are not delivered within the time periods specified in Section 5.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the Consolidated Leverage Ratio shall be deemed to be in Category 1. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall be deemed to be in Category 1.

In the event that the Administrative Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Revolving Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Revolving Loan Applicable Margin for any period (an “Revolving Loan Applicable Period”) than the Revolving Loan Applicable Margin applied for such Revolving Loan Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the corrected financial statements for such Revolving Loan Applicable Period, (ii) the Revolving Loan Applicable Margin shall be determined as if the Category number for such higher Revolving Loan Applicable Margin were applicable for such Revolving Loan Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional amount owing as a result of such increased Revolving Loan Applicable Margin for such Revolving Loan Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Revolving Loan Applicable Period”: as defined in the definition of “Revolving Loan Applicable Margin”.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Revolving Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments; provided that in the case of Section 2.26 when a Defaulting Lender shall exist, “Revolving Percentage” shall mean the percentage of the Total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous United States federal Governmental Authority.

“Significant Subsidiary”: at any time, a Domestic Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the SEC; provided that at no time may Domestic Subsidiaries of the Borrower that are not Significant Subsidiaries hold, in the aggregate, more than 20% of (a) the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year or the Borrower or (b) the income of the Borrower and its Subsidiaries consolidated for the most recently completed fiscal year of the

Borrower from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles; provided, further, that the Borrower may, by delivering written notice to the Administrative Agent, designate any Domestic Subsidiary as a Significant Subsidiary for the purpose of complying with the foregoing proviso.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Borrower”: any Subsidiary of the Borrower that becomes a party hereto pursuant to Section 10.1(b)(i) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 10.1(b)(ii).

“Subsidiary Borrower Obligations” shall mean the Obligations of any Subsidiary Borrower.

“Subsidiary Guarantor”: each Significant Subsidiary (excluding any Domestic Subsidiaries of Foreign Subsidiaries).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount not to exceed $25,000,000.

“Swingline Exposure”: at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the Lender of Swingline Loans hereunder.

“Swingline Loan”: a Revolving Loan made pursuant to Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“TARGET”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) for the settlement of payment in Euros.

“Target”: as defined in the recitals hereto.

“Term Lenders”: the collective reference to the Initial Term Lenders and the Incremental Term Lenders.

“Term Loans”: the collective reference to the Initial Term Loans and the Incremental Term Loans.

“Termination and Maturity Date”: October 14, 2016.

“Ticking Fee Date”: April 2, 2012.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Yen” and “¥”: the lawful currency of Japan.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Original Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after the change in GAAP or in the application thereof, then (A) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (B) the Borrower and the Administrative Agent agree to enter into good-faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably such change with the result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change as if such change had not been made), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time. For purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating and capital leases in a manner consistent with their current treatment under GAAP as in effect on the Original Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Currency Conversion.

(a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the

Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate.

(b) If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Initial Term Commitments. Subject to the terms and conditions hereof, each Initial Term Lender severally agrees to make a term loan (an “Initial Term Loan”) to the Borrower on the Initial Term Loan Funding Date in an amount not to exceed the amount of the Initial Term Commitment of such Lender. The Initial Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Initial Term Commitments shall terminate on the Initial Term Commitment Termination Date if the Initial Term Loan Funding Date has not occurred prior to the Initial Term Commitment Termination Date.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the Initial Term Loan Funding Date (or, in the case of Incremental Term Loans, the applicable Incremental Term Facility Closing Date), in the case of Eurodollar Loans, or (b) one Business Day prior to the Initial Term Loan Funding Date (or, in the case of Incremental Term Loans, the applicable Incremental Term Facility Closing Date), in the case of ABR Loans) requesting that the applicable Term Lenders make (i) the Initial Term Loans on the Initial Term Loan Funding Date or (ii) the Incremental Term Loans on the Incremental Term Facility Closing Date related thereto. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender of the applicable Facility thereof. Not later than 12:00 Noon, New York City time, on the Initial Term Loan Funding Date, in the case of Initial Term Loans, and, in the case of an Incremental Term Loan, the applicable Incremental Term Facility Closing Date, each applicable Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Term Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Repayment of Term Loans. The Initial Term Loans made by each Initial Term Lender on the Initial Term Loan Funding Date shall mature in quarterly installments, each of which shall be payable on the last day of each calendar quarter, beginning with the first full calendar quarter ending after the Initial Term Loan Funding Date, in an amount equal to such Initial Term Lender’s Initial Term Percentage, multiplied by $7,500,000. The Borrower shall repay the remainder of all outstanding Initial Term Loans on the Termination and Maturity Date. The Incremental Term Loans shall mature as set forth in the Incremental Term Facility Activation Notice relating thereto and the Borrower shall repay all outstanding Incremental Term Loans on the Incremental Term Maturity Date relating to such Incremental Term Loans.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars (together with the Swingline

Loans and Multicurrency Loans, “Revolving Loans”) to the Borrower and any Subsidiary Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Lender’s Revolving Percentage of the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower and any Subsidiary Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and any Subsidiary Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrower and any Subsidiary Borrower shall repay all outstanding Revolving Loans made to it on the Termination and Maturity Date.

(c) Subject to the terms and conditions hereof, each Revolving Lender severally agrees, from time to time during the Revolving Commitment Period, to make revolving credit loans denominated in one or more Foreign Currencies (“Multicurrency Loans”) to the Borrower and any Subsidiary Borrower in an aggregate principal amount (based on the Dollar Equivalent of such Multicurrency Loans) at any one time outstanding which, when added to such Revolving Lender’s Revolving Percentage of the aggregate principal amount of the Swingline Loans then outstanding, shall not exceed the amount of such Revolving Lender’s Revolving Commitment. The Borrower and any Subsidiary Borrower shall not request and no Revolving Lender shall be required to make any Multicurrency Loan if, after making such Multicurrency Loan the Total Revolving Extensions of Credit shall exceed the Total Revolving Commitments then in effect. During the Revolving Commitment Period, the Borrower and any Subsidiary Borrower may borrow, prepay and reborrow Multicurrency Loans, in whole or in part, all in accordance with the terms and conditions hereof. All Multicurrency Loans shall be Eurodollar Loans.

2.5 Procedure for Revolving Loan Borrowing.

(a) The Borrower and any Subsidiary Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower and such Subsidiary Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Revolving Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Revolving Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Revolving Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower or the relevant Subsidiary Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower or the relevant Subsidiary Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower or the relevant Subsidiary Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Revolving Borrowing Date requested by the Borrower or the relevant Subsidiary Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower or the relevant Subsidiary Borrower by the Administrative Agent crediting the account of the Borrower or such Subsidiary Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b) The Borrower and any Subsidiary Borrower may borrow Multicurrency Loans during the Revolving Commitment Period on any Business Day, provided that the Borrower and such Subsidiary Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., London time, three Business Days prior to the requested Revolving Borrowing Date), specifying (i) the requested Revolving Borrowing Date, (ii) the respective amounts of each Multicurrency Loan in each Foreign Currency and (iii) the respective lengths of the initial Interest Period therefor. Each Multicurrency Loan shall be in an amount equal to (x) in the case of Multicurrency Loans denominated in Euros, €1,000,000 or a whole multiple of €100,000 in excess thereof, (y) in the case of Multicurrency Loans denominated in Yen, ¥100,000,000 or a whole multiple of ¥10,000,000 in excess thereof and (z) in the case of any other Foreign Currency, such amount as shall have been agreed by the Borrower and approved by the Administrative Agent and the Revolving Lenders. Upon receipt of any such notice from the Borrower or the relevant Subsidiary Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower or the relevant Subsidiary Borrower at the Funding Office prior to 12:00 Noon, London time, in each case, on the Revolving Borrowing Date requested by the Borrower or such Subsidiary Borrower in funds immediately available in the relevant Foreign Currency to the Administrative Agent. Such borrowing will then be made available to the Borrower or the relevant Subsidiary Borrower by the Administrative Agent crediting the account of the Borrower or such Subsidiary Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent or by wire transfer of such amounts to an account designated in writing by the Borrower or such Subsidiary Borrower to the Administrative Agent in connection with the relevant borrowing.

2.6 Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower and any Subsidiary Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans in Dollars (“Swingline Loans”) to the Borrower and any Subsidiary Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect), (ii) the Borrower and any Subsidiary Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero and (iii) Swingline Loans shall be available only in Dollars. During the Revolving Commitment Period, the Borrower and any Subsidiary Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Borrower shall repay, or cause any Subsidiary Borrower to repay, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Termination and Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay, or cause any Subsidiary Borrower to repay, all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower or relevant Subsidiary Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Revolving Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Revolving Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Revolving Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower or relevant Subsidiary Borrower on such Revolving Borrowing Date by depositing such proceeds in the account of the Borrower or relevant Subsidiary Borrower with the Administrative Agent on such Revolving Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower or relevant Subsidiary Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower or relevant Subsidiary Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s or relevant Subsidiary Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 7.1(f) shall have occurred and be continuing with respect to the Borrower or any Subsidiary Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Revolving Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower or any Subsidiary Borrower may have against the Swingline Lender, the Borrower, any Subsidiary Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Facility Fees and Ticking Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Revolving Loan Applicable Margin on the daily amount of the Revolving Commitment of such Revolving Lender (whether used or unused) during the period from and including the Original Closing Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Revolving Lender continues to have any Revolving Loans after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Revolving Lender’s Revolving Loans from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Revolving Lender ceases to have any Revolving Loans. Facility fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Original Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(c) If the Initial Term Loan Funding Date shall not have occurred on or prior to the Ticking Fee Date, the Borrower agrees to pay to the Administrative Agent for the account of each Initial Term Lender a ticking fee, which shall accrue at the Initial Term Loan Applicable Margin on the daily amount of the Initial Term Commitment of such Initial Term Lender during the period from and including the Ticking Fee Date to but excluding the earlier of the Initial Term Loan Funding Date and the Initial Term Commitment Termination Date. The ticking fee payable pursuant to this Section 2.8(c) shall be payable on the earlier of the Initial Term Loan Funding Date and the Initial Term Commitment Termination Date. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10 Additional Revolving Commitments and Incremental Term Loans.

(a) At any time after the Amendment and Restatement Effectiveness Date and prior to the fourth anniversary of the Original Closing Date, the Borrower and any one or more Lenders (including New Lenders) may agree that such Lender(s) shall make, obtain or increase the amount of their Revolving Commitments by executing and delivering to the Administrative Agent an Increased Revolving Commitment Activation Notice specifying the amount of such increase and the applicable Increased Revolving Commitment Closing Date (which may be no later than the fourth anniversary of the Original Closing Date). Notwithstanding the foregoing, (i) the aggregate amount of incremental Revolving Commitments obtained pursuant to this Section 2.10(a) shall not exceed (x) $150,000,000 minus (y) the amount of Incremental Term Loans made pursuant to Section 2.10(b), (ii) incremental Revolving Commitments may not be made, obtained or increased after the occurrence and during the continuation of a Default or Event of Default, including after giving effect to the incremental Revolving Commitments in question, and (iii) any increase effected pursuant to this paragraph shall be in a minimum amount of at least $50,000,000. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) At any time after the Initial Term Loan Funding Date, the Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make new Incremental Term Loans by executing and delivering to the Administrative Agents an Incremental Term Facility Activation Notice specifying (i) the amount of the new Incremental Term Facility, (ii) the applicable Incremental Term Facility Closing Date and (iii) (x) the applicable Incremental Term Maturity Date, (y) the amortization schedule for such Incremental Term Loans, which shall provide for no higher or more frequent amortization prior to the Termination and Maturity Date than the amortization of the Initial Term Loan pursuant to Section 2.3 and (z) the applicable margin for such Incremental Term Loans. Notwithstanding the foregoing, (i) the aggregate amount of borrowings of Incremental Term Loans shall not exceed (x) $150,000,000 minus (y) the amount of any incremental Revolving Commitments obtained pursuant to Section 2.10(a), (ii) Incremental Term Loans may not be made after the occurrence and during the continuation of a Default or Event of Default, including after giving effect to the making of such Incremental Term Loan, and (iii) each Incremental Term Loan effected pursuant to this paragraph shall be in a minimum amount of at least $50,000,000. No Lender shall have any obligation to participate in any Incremental Term Loan described in this paragraph unless it agrees to do so in its sole discretion.

(c) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with an increase described in Section 2.10(a) or an Incremental Term Loan described in Section 2.10(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit E-1, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(d) On each Increased Revolving Commitment Closing Date on which there are Revolving Loans outstanding, the New Lender(s) and/or Lender(s) that have increased their Revolving Commitments shall make Revolving Loans, the proceeds of which will be used to prepay the Revolving Loans of other Lenders, so that, after giving effect thereto, the resulting Revolving Loans outstanding are allocated among the Lenders in accordance with Section 2.17(a) based on the respective Revolving Percentages of the Lenders after giving effect to such Increased Revolving Commitment Closing Date.

(e) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Incremental Term Facility Closing Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

2.11 Prepayments.

(a) The Borrower may at any time and from time to time prepay (or cause any Subsidiary Borrower to prepay) any Loans of any Facility (other than Multicurrency Loans), in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay (or cause any Subsidiary Borrower to pay) any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans) shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) The Borrower may at any time and from time to time prepay (or cause any Subsidiary Borrower to prepay) Multicurrency Loans, in whole or in part, without premium or penalty, upon irrevocable notice (which notice must be received by the Administrative Agent prior to 3:00 P.M., London time, three Business Days before the date of prepayment) specifying the date and amount of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.20 and accrued interest to such date on the amount prepaid. Partial prepayments of Multicurrency Loans shall be in a minimum principal amount of (x) €1,000,000 or a whole multiple or €100,000 in excess thereof, in the case of Multicurrency Loans denominated in Euros, (y) ¥100,000,000 or a whole multiple or ¥10,000,000 in excess thereof, in the case of Multicurrency Loans denominated in Yen and (z) in the case of any other Foreign Currency, such amount as shall have been agreed by the Borrower and approved by the Administrative Agent and the relevant Lenders.

(c) If, on any Calculation Date, the Total Revolving Extensions of Credit exceed the Total Revolving Commitments, the Borrower shall, without notice or demand, immediately repay (or cause any Subsidiary Borrower to pay) such of the outstanding Revolving Loans in an aggregate principal amount such that, after giving effect thereto, the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments, together with interest accrued to the date of such payment or prepayment on the principal so prepaid and any amounts payable under Section 2.20 in connection therewith. The Borrower may, in lieu of prepaying Multicurrency Loans in order to comply with this paragraph, deposit amounts in the relevant Foreign Currencies in a Cash Collateral Account, for the benefit of the Revolving Lenders, equal to the aggregate principal amount of Multicurrency Loans required to be prepaid. To the extent that after giving effect to any prepayment of Revolving Loans required by this paragraph, the Total Revolving Extensions of Credit at such time exceed the Total Revolving Commitments at such time, the

Borrower shall, without notice or demand, immediately deposit in a Cash Collateral Account, for the benefit of the Revolving Lenders, upon terms reasonably satisfactory to the Administrative Agent an amount equal to the amount of such remaining excess. The Administrative Agent shall apply any cash deposited in any Cash Collateral Account (to the extent thereof) to repay Multicurrency Loans at the end of the Interest Periods therefor; provided that, (x) the Administrative Agent shall release to the Borrower from time to time such portion of the amount on deposit in any Cash Collateral Account to the extent such amount is not required to be so deposited in order for the Borrower to be in compliance with this Section 2.11(c) and (y) the Administrative Agent may so apply such cash at any time after the occurrence and during the continuation of an Event of Default. “Cash Collateral Account” means an account specifically established by the Borrower with the Administrative Agent for purposes of this Section 2.11(c) and hereby pledged to the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 2.11(c).

2.12 Conversion and Continuation Options.

(a) The Borrower and any Subsidiary Borrower may elect from time to time to convert Eurodollar Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower and any Subsidiary Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower or relevant Subsidiary Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Revolving Loans, provided that no Eurodollar Loan under a particular Facility denominated in Dollars may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower or relevant Subsidiary Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans denominated in Dollars shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and, if the Borrower or relevant Subsidiary Borrower shall fail to give such notice of continuation of a Multicurrency Loan, such Multicurrency Loan shall be automatically continued for an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Revolving Loan that is a Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Revolving Loan Applicable Margin. Each Initial Term Loan that is a Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Initial Term Loan Applicable Margin.

(b) Each Revolving Loan that is an ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Revolving Loan Applicable Margin. Each Initial Term Loan that is an ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Initial Term Loan Applicable Margin.

(c) Each Swingline Loan shall bear interest at a rate per annum equal to the ABR plus the Revolving Loan Applicable Margin.

(d) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to, (y) in the case of Revolving Loans, the rate then applicable to Revolving Loans that are ABR Loans plus 2% (unless such overdue amount is denominated in a Foreign Currency, in which case such overdue amount shall bear interest of a rate per annum equal to the highest rate then applicable under this Agreement to Multicurrency Loans denominated in such Foreign Currency plus 2%), (x) in the case of Initial Term Loans, the rate then applicable to Initial Term Loans that are ABR Loans plus 2%, in each case and (z) in the case of Incremental Term Loans, the rate then applicable to Incremental Term Loans that are ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a year of three hundred and sixty (360) days, and the actual days elapsed (except with respect to Eurodollar Loans denominated in Pounds Sterling, which shall be calculated on the basis of a year of three hundred and sixty-five (365) days and the actual days elapsed), except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower, the Subsidiary Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower, the Subsidiary Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower, the Subsidiary Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower and any Subsidiary Borrower, deliver to the Borrower and any Subsidiary Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined in it reasonable judgment (which determination shall be conclusive and binding upon the Borrower and any Subsidiary Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period,

(c) the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower and any Subsidiary Borrower) that deposits in the applicable currency are not generally available, or cannot be obtained by the relevant Lenders, in the applicable market (any Foreign Currency affected by the circumstances described in clause (a), (b) or (c) is referred to as an “Affected Foreign Currency”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower, any Subsidiary Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) pursuant to clause (a) or (b) of this Section 2.16 in respect of Eurodollar Loans denominated in Dollars, then (i) any Eurodollar Loans under the relevant Facility denominated in Dollars requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any ABR Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans denominated in Dollars shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans under the relevant Facility denominated in Dollars shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (y) in respect of any Multicurrency Loans, then (i) any Multicurrency Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any outstanding Multicurrency Loans in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period. Until such relevant notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility denominated in Dollars or Multicurrency Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the Borrower or any Subsidiary Borrower have the right to convert ABR Loans under the relevant Facility to Eurodollar Loans denominated in Dollars. The Administrative Agent shall withdraw such notice upon its determination that the event or events which gave rise to such notice no longer exist.

2.17 Pro Rata Treatment and Payments.

(a) With respect to any particular Facility, each borrowing by the Borrower and any Subsidiary Borrower from the Lenders hereunder, each payment by the Borrower on account of any facility fee, each payment by the Borrower of any ticking fee and any reduction of any Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages, Initial Term Percentages or Incremental Term Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower and any Subsidiary Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. The amount of each principal prepayment of Term Loans of any applicable Facility shall be applied to reduce the then remaining installments of such applicable Facility (with the payment at final maturity counting as the last installment), pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid or repaid on account of the Term Loans may not be reborrowed.

(c) All payments (including prepayments) to be made by the Borrower or any Subsidiary Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 11:00 A.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds (or, in the case of principal or interest relating to Multicurrency Loans, prior to 11:00 A.M., London time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at its Funding Office, in the relevant Foreign Currency and in immediately available funds). The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 8.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower and any Subsidiary Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Revolving Borrowing Date therefor (or, in the case of Term Loans, the Initial Term Loan Funding Date or the applicable Incremental Term Facility Closing Date), such Lender shall pay to the Administrative Agent, on demand, (i) in the case of amounts denominated in Dollars, such amount with interest thereon, at a rate equal to the greater of (X) the Federal Funds Effective Rate and (Y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Revolving Borrowing Date, Initial Term Loan Funding Date or the applicable Incremental

Term Facility Closing Date, as applicable, the Administrative Agent shall also be entitled to recover (i) in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower and any Subsidiary Borrower or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the Borrower and any Subsidiary Borrower. Nothing in this paragraph shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower and any Subsidiary Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower or relevant Subsidiary Borrower prior to the date of any payment due to be made by the Borrower or relevant Subsidiary Borrower hereunder that the Borrower or relevant Subsidiary Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower or relevant Subsidiary Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower or relevant Subsidiary Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, (i) in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate and (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate per annum determined by the Administrative Agent to be the cost to it of funding such amount. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower or relevant Subsidiary Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.17(d), 2.17(e), 2.19(d) or Section 8.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Swingline Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Original Closing Date:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower or relevant Subsidiary Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower or relevant Subsidiary Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, which notice shall include, if available, details reasonably sufficient to establish the basis for such additional amounts payable and shall be submitted to the Borrower or relevant Subsidiary Borrower within 120 days after such Lender becomes aware of such fact; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 120-day period shall be extended to include the period of such retroactive effect.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the Original Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (such request shall include, if available, details reasonably sufficient to establish the basis for such additional amounts payable and shall be submitted to the Borrower within 120 days after it becomes aware of such fact), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) If any Governmental Authority of the jurisdiction of any Foreign Currency (or any other jurisdiction in which the funding operations of any Lender shall be conducted with respect to such Foreign Currency) shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such Foreign Currency, or by reference to which interest rates applicable to loans in such Foreign Currency are determined, and the result of such requirement shall be to increase the cost to such Lender of making or maintaining any Multicurrency Loan in such Foreign Currency, and such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written notice requesting compensation under this paragraph (such notice shall include, if available, details reasonably sufficient to establish the basis for such compensation payable and shall be submitted to the Borrower within 120 days after it becomes aware of such fact), the Borrower will pay (or cause any Subsidiary Borrower to pay) to such Lender on each Interest Payment Date with respect to each affected Multicurrency Loan an amount that will compensate such Lender for such additional cost.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(f) Notwithstanding any other provision of this Agreement, if, (i) (A) the adoption of any law, rule or regulation after the Original Closing Date, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Original Closing Date or (C) compliance by any Revolving Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Original Closing Date, shall make it unlawful for any such Revolving Lender to make or maintain any Multicurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Multicurrency Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.18) which would make it impracticable for the Majority Facility Lenders in respect of the Revolving Facility to make or maintain Multicurrency Loans denominated in the relevant currency after the Original Closing Date to, or for the account of, the Borrower, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Revolving Lender or Revolving Lenders may declare that Multicurrency Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Revolving Lender or Revolving Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Multicurrency Loan (in the affected currency or currencies) or to continue a Multicurrency Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period) shall, as to such Revolving Lender or Revolving Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii) such Revolving Lender may require that all outstanding Multicurrency Loans (in the affected currency or currencies), made by it be converted to ABR Loans or Loans denominated in Dollars, as the case may be (unless repaid by the Borrower), in which event all such Multicurrency Loans (in the affected currency or currencies) shall be converted to ABR Loans or Revolving Loans denominated in Dollars, as the case may be, as of the effective date of such notice as provided in paragraph (f) below and at the Exchange Rate on the date of such conversion or, at the option of the Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

In the event any Revolving Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Multicurrency

Loans of such Revolving Lender shall instead be applied to repay the ABR Loans or Revolving Loans denominated in Dollars, as the case may be, made by such Revolving Lender resulting from such conversion.

(g) For purposes of Section 2.18(f), a notice to the Borrower by any Revolving Lender shall be effective as to each Multicurrency Loan made by such Revolving Lender, if lawful, on the last day of the Interest Period currently applicable to such Multicurrency Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Borrower.

The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes.

(a) All payments made by or on behalf of any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Document, provided, however, that the such Loan Party shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section, (ii) that are withholding taxes imposed on amounts payable to such Lender, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the such Loan Party with respect to such Non-Excluded Taxes pursuant to this paragraph, or (iii) that are taxes imposed pursuant to FATCA.

(b) In addition, the Borrower or any relevant Subsidiary Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law to the extent the Borrower or such Subsidiary Borrower has not already reimbursed a Lender for such amounts pursuant to Section 2.18 or Section 2.19(a).

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Loan Party, as promptly as possible thereafter the such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof. If (i) any Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) any Loan Party fails to remit to the Administrative Agent the required receipts or other required documentary evidence, or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Loan Parties shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii).

(d) Each Lender shall severally indemnify the Administrative Agent for any taxes (but, in the case of any Non-Excluded Taxes or Other Taxes, only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligations of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) Each Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate: provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or relevant Subsidiary Borrower or with respect to which the Borrower or relevant Subsidiary Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower or relevant Subsidiary Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or relevant Subsidiary Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay (or cause any Subsidiary Borrower to repay) the amount paid over to the Borrower or relevant Subsidiary Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person except to the extent required by the Borrower to verify the amount of the refund pursuant to this Section 2.19(h).

(i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. The Borrower and each of the Subsidiary Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower or any Subsidiary Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower or any Subsidiary Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower or any Subsidiary Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower or relevant Subsidiary Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans or conversion of a Eurodollar Loan on a day that is not the last day of an Interest Period with respect thereto or (d) assignment of a Eurodollar Loan on a day that is not the last day of an Interest Period as a result of the request of the Borrower pursuant to Section 2.22. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower and any Subsidiary Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall not have taken actions under Section 2.21 sufficient to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this Section 2.22 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

2.23 Release of Subsidiary Guarantor. In the event that all of the Capital Stock held by the Borrower or its Subsidiaries in any Subsidiary Guarantor is sold or otherwise Disposed of or dissolved or liquidated in compliance with the requirements of this Agreement (or such sale, other Disposition, dissolution or liquidation has been approved by the Required Lenders), such Subsidiary Guarantor shall, without further action, automatically be released from its obligations under the Guarantee Agreement and such obligations, as to such Subsidiary Guarantor, shall terminate and have no further force or effect (it being understood and agreed that the sale of Capital Stock in one or more Persons that own, directly or indirectly, all of such Capital Stock in any Subsidiary Guarantor shall be deemed to be a sale of such Capital Stock in such Subsidiary Guarantor for the purposes of this Section 2.23).

2.24 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower and any Subsidiary Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower and each Subsidiary Borrower as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of the Borrower and each Subsidiary Borrower contained in this Section 2.24 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

2.25 Foreign Currency Exchange Rate.

(a) No later than 1:00 P.M., New York City time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency, provided that, upon receipt of a borrowing request pursuant to Section 2.5(b), the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.4 with respect to such borrowing request). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Sections 2.18(f) and 2.24 and any other provision requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b) No later than 5:00 P.M., New York City time, on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the relevant Multicurrency Loans then outstanding (after giving effect to any Multicurrency Loans to be made or repaid on such date).

(c) The Administrative Agent shall promptly notify the Borrower of each determination of an Exchange Rate hereunder.

2.26 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a) and fees shall cease to accrue on the Initial Term Commitment of such Defaulting Lender pursuant to Section 2.8(c);

(b) the Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided that (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, any Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) unless a Default or Event of Default shall have occurred and be continuing on such date or would result therefrom, all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure does not exceed the Total Revolving Commitments of all non-Defaulting Lenders;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent prepay such Swingline Exposure;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders, and participating interests in any newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.26(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Revolving Lender shall occur following the Original Closing Date and for so long as such event shall continue or (ii) the Swingline Lender has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, unless the Swingline Lender shall have entered into arrangements with the Borrower or such Revolving Lender, satisfactory to the Swingline Lender, to defease any risk to it in respect of such Revolving Lender hereunder.

In the event that the Administrative Agent and the Borrower and the Swingline Lender each agrees that a Revolving Lender that is a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swingline Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Revolving Percentage.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition. The audited consolidated balance sheets of the Borrower and its Subsidiaries as at October 31, 2011, October 31, 2010, October 31, 2009 and October 31, 2008, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). No Group Member in existence as of the date of the most recent financial statements referred to in this paragraph has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from October 31, 2011 to and including the date hereof, there has been no Disposition by any Group Member in existence as of the date of the most recent financial statements referred to in this paragraph of any part of its business or property which is material to the Borrower and its Subsidiaries, taken as a whole.

3.2 No Change. Since November 1, 2010, there has been no development or event that has had or would be likely to have a Material Adverse Effect.

3.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, be likely to have a Material Adverse Effect and (d) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or in good standing would not, in the aggregate, be likely to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents and, on the Initial Term Loan Funding Date, the Acquisition, except, in each case, consents, authorizations, filings, notices or other acts have been obtained, made or taken or waived to the extent determined by the Borrower in connection with the Acquisition not to be reasonably necessary and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and public policy limiting exculpation, indemnification or contribution.

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member (except where such violation of any Contractual Obligation would not, individually or in the aggregate, be likely to have a Material Adverse Effect) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

3.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that, after giving effect to any applicable insurance, would be likely to have a Material Adverse Effect.

3.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would be likely to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except where failure to have such title or valid leasehold interest would not be likely to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3.

3.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the best of the Borrower’s knowledge, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

3.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other tax returns that are required to be filed for periods for which the statute of limitations remains open and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings or where the failure to file such tax returns or pay such taxes, fees or other charges would not be likely to have a Material Adverse Effect); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used in a manner which violates Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the

Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

3.12 Labor Matters. Except as, in the aggregate, would not be likely to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13 ERISA. Neither a Reportable Event nor a failure to meet the applicable minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and, to the best of the Borrower’s knowledge, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. There has been no determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 302 of ERISA) and the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would likely result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan has been terminated or is in Reorganization or Insolvent, and neither the Borrower nor any Commonly Controlled Entity has received notice of a determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of ERISA).

3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.15 Use of Proceeds. The proceeds of the Revolving Loans and Incremental Term Loans shall be used for general corporate purposes, including acquisitions and repurchases by the Borrower of its common stock. The proceeds of the Initial Term Loans shall be used to pay a portion of the purchase price for the Acquisition.

3.16 Environmental Matters. The Borrower and each Subsidiary has complied with all applicable Environmental Laws, except to the extent that the failure to so comply would not be likely to have a Material Adverse Effect. The Borrower’s and the Subsidiaries’ facilities do not contain any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated under any Environmental Law, in violation of any such law, or any rules or regulations promulgated pursuant thereto, except for violations that would not likely have a Material Adverse Effect. The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that would be likely to have a Material Adverse Effect.

3.17 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document or certificate furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement, and in the case of financial statements contained in the Confidential Information Memorandum, as of the date such financial statements were filed with the Securities and Exchange Commission), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and that the Company makes no representation as to whether the projected results will be achieved. There is no fact known to any Loan Party that would be likely to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents or certificates furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.18 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and, on the Initial Term Loan Funding Date, after giving effect to the Acquisition, will be and will continue to be, Solvent.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Effectiveness of Amendment and Restatement. The effectiveness of the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement is subject to the satisfaction of the following conditions precedent on the Amendment and Restatement Effectiveness Date:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Person listed on Schedule 1.1B and the Required Lenders (determined based on the Loans and Commitments under the Existing Credit Agreement, not giving effect to the amendment and restatement thereof pursuant to this Agreement).

(b) Fees. The Lenders, the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Co-Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of outside legal counsel), no later than one Business Day before the Amendment and Restatement Effectiveness Date.

(c) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Cooley LLP, counsel to the Borrower and its Subsidiaries. Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(d) Approvals. All governmental and third party approvals reasonably necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect (other than any approvals related to the Acquisition).

(e) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated on or before the Amendment and Restatement Effectiveness Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(f) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Amendment and Restatement Effectiveness Date.

(g) No Default. No Default or Event of Default shall have occurred and be continuing on such date.

4.2 Conditions to Initial Term Loan Funding Date. The obligation of each Initial Term Lender to make the Initial Term Loans on the Initial Term Loan Funding Date shall be subject to the satisfaction of the following conditions precedent prior to the Initial Term Commitment Termination Date:

(a) Fees. The Lenders, the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Co-Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of outside legal counsel), no later than one Business Day before the Initial Term Loan Funding Date.

(b) Closing of Acquisition. The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the making of the Initial Term Loans. The Borrower shall have delivered to the Lenders copies of the Acquisition Documentation, certified as true and complete.

(c) Approvals. All governmental and third party approvals reasonably necessary in connection with the Acquisition and the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect.

(d) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(e) No Default. No Default or Event of Default shall have occurred and be continuing on such date, or after giving effect to the making of, the Initial Term Loans.

The borrowing by the Borrower of the Initial Term Loans hereunder shall constitute a representation and warranty by the Borrower that the conditions contained in this Section 4.2 have been satisfied on the Initial Term Loan Funding Date.

4.3 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Other Documents. In the case of any extension of credit made on an Increased Revolving Commitment Closing Date or Incremental Term Facility Closing Date, the Administrative Agent shall have received such customary documents and information as it may reasonably request.

(d) Extensions of Credit to a Subsidiary Borrower. The representations and warranties contained in Section 3.3, 3.4 and 3.5 as to any Subsidiary Borrower to which a Revolving Extension of Credit is to be made shall be true and correct in all material respects on and as of the date of such Borrowing.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.3 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitment remains in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. Documents required to be furnished pursuant to this Section 5.1 and Section 5.2 below (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at www.synopsys.com or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or public third-party website or whether sponsored by the Administrative Agent (including the website of the SEC at http://www.sec.gov)); provided that (x) in each case, other than with respect to regular periodic reporting, the Borrower shall notify the Administrative Agent of the posting of any such documents and (y) in the case of documents required to be furnished pursuant to Section 5.2, at the request of the Administrative Agent, the Borrower shall furnish to the Administrative Agent a hard copy of such document. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (d), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, a certificate of a Responsible Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.1 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(b) within 10 days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within 10 days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, except, in each case, to the extent such financial statements or reports have already been provided pursuant to Section 5.1; and

(c) reasonably promptly, such additional financial and other information as any Lender may from time to time reasonably request.

Any information required to be furnished pursuant to Section 5.2 shall be deemed to have been furnished if the Borrower shall have made such materials available to the Administrative Agent, including by electronic transmission, within the time periods specified therefor and pursuant to procedures approved by the Administrative Agent, or by filing such materials by electronic transmission with the Securities and Exchange Commission.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, taxes, assessments and governmental charges and claims that by law might create liens, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where the failure to so pay, discharge or otherwise satisfy such obligations would not, in the aggregate, be likely to have a Material Adverse Effect.

5.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do would not be likely to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, be likely to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same business.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all financial transactions in relation to its business and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would be likely to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that, after giving effect to any applicable insurance, would be likely to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan, any withdrawal from any Plan or Multiemployer Plan, the termination of any Plan or Multiemployer Plan, or the Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to (x) the withdrawal from or termination of any Plan or Multiemployer Plan, or (y) the Reorganization or Insolvency of any Multiemployer Plan; and

(e) any development or event that has had or would be likely to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws. Comply in all respects with, and use reasonable efforts to ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case as would not be likely to have a Material Adverse Effect.

5.9 New Significant Subsidiaries. With respect to any new Significant Subsidiary created or acquired after the Original Closing Date by any Group Member (which, for the purposes of this Section 5.9, shall include any existing Subsidiary that becomes a Significant Subsidiary), promptly cause such new Significant Subsidiary (a) to become a party to the Guarantee Agreement and (b) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitment remains in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. (i) Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 2.75 to 1.00 or (ii) upon the consummation of a Material Acquisition, permit the Consolidated Leverage Ratio as at the last day of the period of four consecutive fiscal quarters following such Material Acquisition of the Borrower to exceed 3.00 to 1.00.

(b) Minimum Cash. Permit the aggregate amount of all cash and Cash Equivalents held by the Borrower and its Subsidiaries at any time and available for general corporate purposes at such time to be less than $300,000,000.

6.2 Subsidiary Indebtedness. Permit any Subsidiary of the Borrower to create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(c) Guarantee Obligations incurred in the ordinary course of business by any Subsidiary of the Borrower of obligations of any Subsidiary Guarantor;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding; provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of Indebtedness permitted under clauses (h), (i) and (j) of this Section 6.2, shall not exceed 20% of Consolidated Net Worth at any one time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary after the Original Closing Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) after giving pro forma effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing;

(g) Indebtedness arising from Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure or otherwise entered into for non-speculative purposes;

(h) Indebtedness incurred by any Foreign Subsidiary after the Original Closing Date in connection with an acquisition by such Foreign Subsidiary otherwise permitted by this Agreement; provided that the aggregate principal amount of Indebtedness incurred by Foreign Subsidiaries in connection with such permitted acquisitions after the Original Closing Date, together with the aggregate principal amount of Indebtedness permitted under clauses (e), (i) and (j) of this Section 6.2, shall not exceed 20% of Consolidated Net Worth at any one time outstanding;

(i) Indebtedness of any Subsidiary in connection with the New Campus Financing after the Original Closing Date; provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of Indebtedness permitted under clauses (e), (h) and (j) of this Section 6.2, shall not exceed 20% of Consolidated Net Worth at any one time outstanding; and

(j) additional Indebtedness of the Borrower’s Subsidiaries in an aggregate principal amount (for all such Subsidiaries) not to exceed 10% of Consolidated Net Worth at any one time outstanding; provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of Indebtedness permitted under clauses (e), (h) and (i) of this Section 6.2, shall not exceed 20% of Consolidated Net Worth at any one time outstanding.

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP to the extent required thereby;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional property after the date hereof and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing (i) Indebtedness of any Subsidiary of the Borrower incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets (including real estate transactions) and (ii) Indebtedness of the Borrower incurred to finance the acquisition of fixed or capital assets (including real estate transactions), provided that (x) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (y) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (z) the amount of Indebtedness secured thereby is not increased;

(h) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(i) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Original Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(j) Liens encumbering property or assets under construction (and proceeds or products thereof) arising from progress or partial payments by a customer of the Borrower or its Subsidiaries relating to such property or assets;

(k) banker’s Liens and similar Liens in respect of deposit accounts, and Liens in the ordinary course of business in favor of securities intermediaries in respect of securities accounts securing fees and costs owing to such securities intermediaries;

(l) Liens on insurance proceeds in favor of insurance companies with respect to the financing of premiums;

(m) precautionary filings in respect of true leases;

(n) Liens encumbering property or assets of any Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary permitted under Section 6.2(h);

(o) Liens arising from judgments in circumstances not constituting an Event of Default under Section 7.1(h); and

(p) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) 5% of Consolidated Net Worth at any one time.

6.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any directly or indirectly wholly-owned Subsidiary (provided that the continuing or surviving corporation shall be a Subsidiary); and

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets to the Borrower or any Subsidiary (upon voluntary liquidation or otherwise);

(c) the Borrower or a wholly-owned Subsidiary of the Borrower may merge with another corporation, provided (i) the Borrower or such wholly-owned Subsidiary (subject to clause (ii)), as the case may be, shall be the continuing or surviving corporation of such merger, or (ii) in the case of a wholly-owned Subsidiary of the Borrower which is merged into another corporation which is the continuing or surviving corporation of such merger, the Borrower shall cause such continuing or surviving corporation to be a wholly-owned Subsidiary of the Borrower; provided in the case of (i) and (ii) above, immediately before and after giving effect to such merger no Default or Event of Default shall have occurred and be continuing; and

(d) provided no Default or Event of Default shall have occurred and be continuing, any Subsidiary may be dissolved, wound-up or liquidated if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders and would not be likely to have a Material Adverse Effect.

6.5 Transactions with Affiliates. Enter into any material transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; except for:

(a) transactions (i) as to which the Borrower’s good faith valuation is less than $50,000,000 or (ii) as to which the Borrower’s valuation is $50,000,000 or greater and (A) such valuation has been approved by a majority of the disinterested members of the board of directors of the Borrower or (B) as to which the Borrower or any Subsidiary shall deliver to the Administrative Agent a written valuation report of an appropriate investment banking, accounting, valuation or appraisal firm stating that the Borrower’s valuations are arm’s length;

(b) the payment of reasonable fees and compensation to officers and directors of the Borrower or any of its Subsidiaries and reasonable indemnification arrangements entered into by the Borrower or any of its Subsidiaries, including any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee stock options and employee stock ownership plans approved by the board of directors of the Borrower; and

(c) transactions among the Borrower and any of its Subsidiaries reflecting purchases and sales of goods, the provision of services or the licensing of intellectual property, in each case in the ordinary course of business.

6.6 Changes in Fiscal Periods. Without first giving prior written notice thereof to the Administrative Agent and the Lenders, permit the fiscal year of the Borrower and its Domestic Subsidiaries to end on a day other than the Saturday closest to October 31 or change the Borrower’s method of determining fiscal quarters; provided that no more than one such notice shall be given during the term of this Agreement.

6.7 Lines of Business. Enter into any business, either directly or through any Subsidiary, except (a) for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto and (b) other businesses arising from acquisitions as to which the aggregate revenue in any fiscal year does not exceed $50,000,000.

6.8 Material Acquisitions. Make a Material Acquisition unless (i) immediately before and immediately after giving pro forma effect to such Material Acquisition, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such Material Acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with the covenants set forth in 6.1, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(a) or (b) as though such Material Acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such compliance calculation in reasonable detail.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower or any Subsidiary Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower or any Subsidiary Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, unless the facts or circumstances to which such representation or warranty relates shall have been subsequently corrected so as to make such representation or warranty no longer inaccurate in any material respect; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $75,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to meet the applicable minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with (i) a withdrawal from any Multiemployer Plan, or (ii) a withdrawal from, or the termination, Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid by the Borrower or its Subsidiaries or paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) the Guarantee Agreement or the guarantee contained in Section 2 thereof shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

7.2 Annulment of Defaults. An Event of Default shall not be deemed to be in existence for any purpose of this Agreement if the Administrative Agent, with the consent of or at the direction of the Required Lenders, subject to Section 10.1, shall have waived such Event of Default in writing or stated in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any rights of the Administrative Agent or the Lenders upon the occurrence thereof.

SECTION 8. THE AGENTS

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents,

and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower or any Subsidiary Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s bad faith, gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Without limiting the foregoing, none of the Lenders shall have or be deemed to have a fiduciary relationship with any other Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

8.10 Co-Documentation Agents and Co-Syndication Agents. The Co-Documentation Agents and Co-Syndication Agents shall not have any duties or responsibilities hereunder in their capacity as such.

SECTION 9. GUARANTEE OF SUBSIDIARY BORROWER OBLIGATIONS

9.1 Guarantee.

(a) The Borrower hereby unconditionally and irrevocably guaranties to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by any Subsidiary Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations.

(b) The Borrower further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the

Administrative Agent, or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Subsidiary Borrower Obligations and/or enforcing any rights with respect to, or collecting against, any Subsidiary Borrower under this Guarantee; provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders (unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms) in connection with any one such action or any separate, but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or proceeding effected without the Borrower’s written consent. This Guarantee shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

(c) No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Borrower in respect of the Subsidiary Borrower Obligations or payments received or collected from the Borrower in respect of the Subsidiary Borrower Obligations), remain liable for the Subsidiary Borrower Obligations until the Subsidiary Borrower Obligations are paid in full and the Revolving Commitments are terminated.

(d) The Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.

9.2 No Subrogation. Notwithstanding any payment or payments made by the Borrower hereunder, or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Subsidiary Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from any Subsidiary Borrower in respect of payments made by the Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by any Subsidiary Borrower on account of the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Borrower on account of such subrogation rights at any time when all of the Subsidiary Borrower Obligations shall not have been paid in full, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

9.3 Amendments, etc. with respect to the Obligations; Waiver of Rights. The Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower, and without notice to or further assent by the Borrower, any demand for payment of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the Guarantee under this Section 9 or any property subject thereto. When making any demand hereunder against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any Subsidiary Borrower, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any Subsidiary Borrower or any release of any Subsidiary Borrower shall not relieve the Borrower of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Borrower. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

9.4 Guarantee Absolute and Unconditional. The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of the Guarantee under this Section 9; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Guarantee under this Section 9; and all dealings between any Subsidiary Borrower and the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee under this Section 9. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Subsidiary Borrower or the Borrower with respect to the Subsidiary Borrower Obligations. The Guarantee under this Section 9 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Subsidiary Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Subsidiary Borrower or the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of Subsidiary Borrower for its Subsidiary Borrower Obligations, or of the Borrower under the guarantee under this Section 9, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Borrower, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Subsidiary Borrower or any other Person or against any collateral security or guarantee for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Subsidiary Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against such Subsidiary Borrower. The Guarantee under this Section 9 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Borrower and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the

Lenders, and their respective successors, indorsees, transferees and assigns, until all the Subsidiary Borrower Obligations and the obligations of the Borrower under the Guarantee under this Section 9 shall have been satisfied by payment in full and the Revolving Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement any Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.

9.5 Reinstatement. The Guarantee under this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent; (v) add additional currencies as Foreign Currencies in which Multicurrency Loans may be made under this Agreement without the written consent of all the Lenders who are party to Multicurrency Loans; (vi) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (vii) amend, modify or waive any provision of Section 2.17 without the consent of each Lender directly and adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative

Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) This Agreement may be amended without consent of the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:

(i) This Agreement will be amended to designate any Subsidiary with a jurisdiction of organization of Bermuda, France, Germany, Hungary, Ireland, Japan, Taiwan, the United Kingdom or such other foreign jurisdictions as shall be mutually agreed by the Borrower, Administrative Agent and each Lender as a Subsidiary Borrower upon (u) ten Business Days’ prior notice to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary), (v) the execution and delivery by the Borrower, such Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit F (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (w) the agreement and acknowledgment by the Borrower and each other Subsidiary Borrower that the Guarantee contained in Section 9 covers the Obligations of such Subsidiary, (x) the agreement and acknowledgment by the Subsidiary Guarantors that the Guarantee Agreement covers the Obligations of such Subsidiary, (y) the delivery by such Subsidiary of evidence that such Subsidiary has appointed an agent for service of legal process in the State of New York reasonably acceptable to the Administrative Agent and (z) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, other corporate or other applicable documents, certificates, representations, warranties and legal opinions in respect of such Subsidiary substantially equivalent to comparable documents delivered on the Original Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request.

(ii) This Agreement will be amended to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement); provided, however, that no such amendment shall affect or limit the Borrower’s obligations under the Guarantee.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower and Subsidiary Borrower:	700 East Middlefield Road Mountain View, California 94043 Attention: Treasurer Telecopy: (605) 584-4240 Telephone: (605) 584-5000 With a copy to: VP and General Counsel

Administrative Agent: For Dollar- denominated Revolving Loans:	10 S. Dearborn St. Floor 7 Chicago, IL 60603 Attention: Leonida Mischke Telecopy: (888) 292-9533 Telephone: (312) 385-7055 Email: jpm.agency.servicing.4@jpmchase.com

For Multicurrency Loans:	J.P. Morgan Europe Limited 125 London Wall, Floor 9 London EC2Y 5AJ United Kingdom Attention: The Manager Telecopy: 44-207-777-2360 Email: loan_and_agency_london@jpmorgan.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Borrower and any Subsidiary Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower and each Subsidiary Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of outside counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower at least one Business Day prior to the Amendment and Restatement Effectiveness Date (in the case of amounts to be paid on the Amendment and Restatement Effectiveness Date), one Business Day prior to the Initial Term Loan Funding Date (in the case of amounts to be paid on the Initial Term Loan Funding Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of outside counsel to each Lender and of outside counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement and performance of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document, excluding litigation commenced by the Borrower against any of the Administrative Agent or the Lenders which (i) seeks enforcement of any of the Borrower’s rights hereunder and (ii) is determined adversely to any of the Administrative Agent or the Lenders in final and nonappealable decision of a court of competent jurisdiction (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that neither the Borrower nor any Subsidiary Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Treasurer (Telephone No. (650) 962-5000) (Telecopy No. (650) 584-4240), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower nor any Subsidiary Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or any Subsidiary Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may in accordance with applicable law assign to one or more assignees (each, an “Assignee”), other than a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the Administrative Agent (such consent not to be unreasonably withheld);

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates, if any;

(B)(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, any Subsidiary Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulation. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent which specifically acknowledges the Participant’s entitlement to any such greater payment (and the provisions of this Section 10.6(c) shall not in any manner be deemed to constitute such prior written consent). Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.16 unless such Participant complies with Section 2.19(e).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7 receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower and each Subsidiary Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of any state or federal court located in the Borough of Manhattan in the City of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower and each Subsidiary Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Releases of Guarantees.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full and the Commitments have been terminated, the Guarantee Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Guarantee Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed under circumstances not otherwise in violation of this Section 10.15, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, EACH SUBSIDIARY BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrower and each Subsidiary Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Borrower, which information includes the name and address of the Borrower and each Subsidiary Borrower and other information that will allow such Lender to identify the Borrower and each Subsidiary Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

SYNOPSYS, INC., as Borrower

By:	/s/ Brian M. Beattie
Name: Brian M. Beattie
Title: Chief Financial Officer

[Synopsys – Amended and Restated Credit Agreement 2012]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Alex Rogin
Name: Alex Rogin
Title: Vice President

[Synopsys – Amended and Restated Credit Agreement 2012]

BANK OF AMERICA, N.A., as a Co-Syndication Agent and as a Lender

By:	/s/ Thuy Bui
Name: Thuy Bui
Title: Assistant Vice President

[Synopsys – Amended and Restated Credit Agreement 2012]

WELLS FARGO BANK, N.A., as a Co-Syndication Agent and as a Lender

By:	/s/ Matt Burke
Name: Matt Burke
Title: Vice President

[Lender signature page to Amended and Restated Credit Agreement, dated as of the date first above written, among SYNOPSYS, INC., as Borrower, the several Lenders from time to time parties thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A. as Co-Syndication Agents, HSBC BANK USA, N.A. and UNION BANK, N.A. as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent]

Name of Lender: HSBC Bank USA, N.A., as a Lender

By:	/s/ Raed Alfayoumi
Name: Raed Alfayoumi
Title: Vice President, Relationship Manager

[Lender signature page to Amended and Restated Credit Agreement, dated as of the date first above written, among SYNOPSYS, INC., as Borrower, the several Lenders from time to time parties thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A. as Co-Syndication Agents, HSBC BANK USA, N.A. and UNION BANK, N.A. as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent]

Name of Lender: Mizuho Corporate Bank (USA), as a Lender

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

[Synopsys – Amended and Restated Credit Agreement 2012]

[Lender signature page to Amended and Restated Credit Agreement, dated as of the date first above written, among SYNOPSYS, INC., as Borrower, the several Lenders from time to time parties thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A. as Co-Syndication Agents, HSBC BANK USA, N.A. and UNION BANK, N.A. as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent]

Name of Lender: Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

[Synopsys – Amended and Restated Credit Agreement 2012]

[Lender signature page to Amended and Restated Credit Agreement, dated as of the date first above written, among SYNOPSYS, INC., as Borrower, the several Lenders from time to time parties thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A. as Co-Syndication Agents, HSBC BANK USA, N.A. and UNION BANK, N.A. as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent]

Name of Lender: Silicon Valley Bank, as a Lender

By:	/s/ Kristin Krause
Name: Kristin Krause
Title: Relationship Manager

[Synopsys – Amended and Restated Credit Agreement 2012]

[Lender signature page to Amended and Restated Credit Agreement, dated as of the date first above written, among SYNOPSYS, INC., as Borrower, the several Lenders from time to time parties thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A. as Co-Syndication Agents, HSBC BANK USA, N.A. and UNION BANK, N.A. as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent]

Name of Lender: Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ David W. Kee
Name: David W. Kee
Title: Managing Director

[Synopsys – Amended and Restated Credit Agreement 2012]

[Lender signature page to Amended and Restated Credit Agreement, dated as of the date first above written, among SYNOPSYS, INC., as Borrower, the several Lenders from time to time parties thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A. as Co-Syndication Agents, HSBC BANK USA, N.A. and UNION BANK, N.A. as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent]

Name of Lender: UNION BANK, N.A., as a Lender

By:	/s/ Carlos Cruz
Name: Carlos Cruz
Title: Assistant Vice President

[Synopsys – Amended and Restated Credit Agreement 2012]

[Lender signature page to Amended and Restated Credit Agreement, dated as of the date first above written, among SYNOPSYS, INC., as Borrower, the several Lenders from time to time parties thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A. as Co-Syndication Agents, HSBC BANK USA, N.A. and UNION BANK, N.A. as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent]

Name of Lender: U.S. Bank National Association, as a Lender

By:	/s/ Jeffrey Benedix
Name: Jeffrey Benedix
Title: Assistant Vice President

[Synopsys – Amended and Restated Credit Agreement 2012]

Schedule 1.1A Revolving Commitments

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$50,000,000
Bank of America, N.A.	$50,000,000
Wells Fargo Bank, N.A.	$50,000,000
HSBC Bank USA, N.A.	$37,500,000
Union Bank, N.A.	$37,500,000
Mizuho Corporate Bank (USA)	$25,000,000
Morgan Stanley Bank, N.A.	$25,000,000
Silicon Valley Bank	$25,000,000
Sumitomo Mitsui Banking Corporation	$25,000,000
U.S. Bank, National Association	$25,000,000
Total:	$350,000,000

Schedule 1.1B Initial Term Commitments

Lender	Initial Term Commitment
JPMorgan Chase Bank, N.A.	$21,500,000
Bank of America, N.A.	$21,500,000
Wells Fargo Bank, N.A.	$21,500,000
HSBC Bank USA, N.A.	$16,500,000
Union Bank, N.A.	$16,500,000
Mizuho Corporate Bank (USA)	$10,500,000
Morgan Stanley Bank, N.A.	$10,500,000
Silicon Valley Bank	$10,500,000
Sumitomo Mitsui Banking Corporation	$10,500,000
U.S. Bank, National Association	$10,500,000
Total:	$150,000,000

Schedule 6.2(d) Subsidiary Indebtedness

Guarantees and Contingent Liabilities

Description	Location	Entity	Amount	Purpose
Bank Guarantee	Portugal	SNPS Portugal Lda	$459,000.00	Lease Deposit
Bank Guarantee	Belgium	Chipidea Semiconductors NV	$54,000.00	Lease Deposit
Bank Guarantee	Germany	Synopsys GmbH	$339,000.00	Lease Deposits
Bank Guarantee	Switzerland	Synopsys Switzerland LLC	$355,000.00	Lease Deposit
Performance Bonds	Taiwan	Synopsys Int’l Ltd. Taiwan Branch	$40,000.00	Performance Guarantee for Customer
Bank Guarantee	Ireland	Synopsys International Ltd.	$287,000.00	Security for VAT payments
Bank Guarantee	Korea	Synopsys Korea Inc.	$350,000.00	Lease Deposit

Schedule 6.3(f) Liens on Subsidiary Indebtedness

Deposits and Security listed on Schedule 6.2(d) securing Bank Guarantees listed on Schedule 6.2(d).

EXHIBIT A

[FORM OF]

GUARANTEE AGREEMENT

made by

CERTAIN SUBSIDIARIES OF SYNOPSYS, INC.

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of                     , 20

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of                     , 20        (as the same may be amended, supplemented or otherwise modified from time to time, this “Agreement”), made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of February 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Synopsys, Inc. (the “Borrower”), the Lenders, the Administrative Agent and Bank of America, N.A. and Wells Fargo, N.A., as Co-Syndication Agents.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement have been and will be used in part to enable the Borrower to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

NOW, THEREFORE, in consideration of the premises and the Administrative Agent and the Lenders having entered into the Credit Agreement and to induce the Lenders to make their respective further extensions of credit to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

SECTION 11. DEFINED TERMS

11.1 Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

11.2 Other Definitional Provisions. i. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 12. Guarantee

12.1 Guarantee. ii. Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. The guarantee provided under this Agreement is a guarantee of payment and not of collection.

(a) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(b) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(c) The guarantee contained in this Section 2 shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full and the Revolving Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement there may be no outstanding and unpaid Obligations.

(d) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Revolving Commitments are terminated.

12.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

12.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against

2

the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Revolving Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

12.4 Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

12.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have

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against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

12.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

12.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars, or in the applicable Foreign Currency in the case of Multicurrency Loans, at the Funding Office.

SECTION 13. REPRESENTATIONS AND WARRANTIES

In consideration of the Administrative Agent and the Lenders having entered into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby represents and warrants to the Administrative Agent and each Lender that:

b. Enforceable Obligation. This Agreement constitutes a legal, valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and by public policies limiting exculpation, indemnification or contribution.

c. No Conflicts of Consents. The execution, delivery and performance of this Agreement (i) does not require any consent or approval of, or registration or filing with, or any other action by, any Governmental Authority, (ii) will not violate any applicable law or regulation or any order of any Governmental Authority and (iii) will not violate or result in a default under any agreement binding on any Guarantor, except where such violation or default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 14. THE ADMINISTRATIVE AGENT

14.1 Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the

4

Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 15. MISCELLANEOUS

15.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

15.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

15.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 5.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

15.4 Enforcement Expenses; Indemnification. i. Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of outside counsel to each Lender and of outside counsel to the Administrative Agent.

(a) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(b) The agreements in this Section 5.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

15.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or

5

obligations under this Agreement without the prior written consent of the Administrative Agent; and provided, further, neither the Administrative Agent nor any Lender may assign, transfer or delegate any of its rights or obligations under this Agreement except to the extent it would be permitted to do so under Section 10.6 of the Credit Agreement (or, in the case of the Administrative Agent, Section 8.9 of the Credit Agreement).

15.6 Set-Off. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing (subject to the consent and annulment provisions set out in Sections 7.1 and 7.2 of the Credit Agreement, respectively), without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement or any other Loan Document, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 5.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have and are subject to the adjustment provisions of Section 10.7 of the Credit Agreement.

15.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

15.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

d. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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15.11 Submission To Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 5.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

15.12 Acknowledgements. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantor, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

15.13 Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.9 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

15.14 Releases. At such time as the Revolving Loans and the other Obligations shall have been paid in full and the Revolving Commitments have been terminated, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Guarantor following any such termination, the Administrative Agent shall and execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

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e. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

15.15 Confidentiality. The Administrative Agent and each Lender agrees to be bound by the confidentiality provisions set out in Section 10.15 of the Credit Agreement with respect to this Agreement

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GUARANTOR]

By:
Title:

9

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Annex 1 to

Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of                     , 20        , made by                     (the “Additional Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, Synopsys, Inc. (the “Borrower”), the Lenders, the Administrative Agent and Bank of America, N.A. and Wells Fargo, N.A., as Co-Syndication Agents have entered into the Amended and Restated Credit Agreement, dated as of February 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Guarantor) have entered into the Guarantee Agreement, dated as of             , 20            (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 5.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 1 to the Guarantee Agreement. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Guarantee Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

2

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

EXHIBIT B

FORM OF

CLOSING CERTIFICATE

Pursuant to Section 4.1(e) of the Amended and Restated Credit Agreement, dated as of February 17, 2012 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among SYNOPSYS, INC. (the “Borrower”), the Lenders party thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as Co-Syndication Agents, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of the Borrower (the “Certifying Loan Party”) hereby certifies as follows:

1. The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.                     is the duly elected and qualified [Corporate Secretary] of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Revolving Loans to be made on the date hereof and the use of proceeds thereof.

4. The conditions precedent set forth in Section 4.1 of the Credit Agreement were satisfied as of the Closing Date.

5. The governmental and third party approvals set forth in Section 4.1(d) of the Credit Agreement were obtained as of the Closing Date.

The undersigned [Corporate Secretary] of the Certifying Loan Party certifies as follows:

6. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.7. The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

8. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Loan Party on                     ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

9. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof.

10. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof.

11. The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title: [Corporate Secretary]

Date: [ ], 2012

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Amended and Restated Credit Agreement, dated as of February 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SYNOPSYS, INC. (the “Borrower”), the Lenders party thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as Co-Syndication Agents, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the credit facility contained in the Credit Agreement as is set forth on Schedule 1 hereto (the “Assigned Facility”), in a principal amount for the Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.19(e) of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment and Assumption with respect to

the Amended and Restated Credit Agreement, dated as of February 17, 2012,

among

Synopsys, Inc. (the “Borrower”),

the Lenders party thereto, Bank of America, N.A. and Wells Fargo Bank, N.A., as Co-Syndication

Agents,

and JPMorgan Chase Bank, N.A., as Administrative Agent

Name of Assignor:
Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned
Revolving Facility	$
Initial Term Facility	$
Incremental Term Facility	$

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

, as Administrative Agent	[Name of Borrower]

By:	By:
Title:	Title:

, as Administrative Agent

By:
Title:

EXHIBIT D

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Amended and Restated Credit Agreement, dated as of February 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SYNOPSYS, INC. (the “Borrower”), the Lenders party thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as Co-Syndication Agents, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.                     (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.19(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Date:

EXHIBIT E-1

FORM OF NEW LENDER SUPPLEMENT

NEW LENDER SUPPLEMENT, dated                     , to the Amended and Restated Credit Agreement, dated as of February 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SYNOPSYS, INC. (the “Borrower”), the Lenders party thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as Co-Syndication Agents, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, the Credit Agreement provides in Section 2.10(b) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this New Lender Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this New Lender Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Revolving Commitment of $            .

2. The undersigned (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it has made and will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.19(e) of the Credit Agreement.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[insert notice address]

IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By
Name:
Title:

Accepted this day of
, .

SYNOPSYS, INC.

By
Name:
Title:

Accepted this day of
, .

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By
Name:
Title:

EXHIBIT E-2

FORM OF INCREASED REVOLVING COMMITMENT ACTIVATION NOTICE

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of February 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SYNOPSYS, INC. (the “Borrower”), the Lenders party thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as Co-Syndication Agents, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This notice is the Increased Revolving Commitment Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:

1.	Each Lender party hereto agrees to make or increase the amount of its Revolving Commitment to the amount set forth opposite such Lender’s name below under the caption “Increased Revolving Commitment Amount”.

2.	The Increased Revolving Commitment Closing Date is ..[1]

3.	The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing as of the date hereof and no Default or Event of Default will exist after giving effect to the increase specified herein.

SYNOPSYS INC.

By:
Name:
Title:

Increased Revolving Commitment Amount	[NAME OF LENDER]

$

By:
Name:
Title:

[1]	No later than the fourth anniversary of the Closing Date.

EXHIBIT E-3

FORM OF

INCREMENTAL TERM FACILITY ACTIVATION NOTICE

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent
under the Credit Agreement referred to below

Reference is made to the Amended and Restated Credit Agreement, dated as of February 17, 2012 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among SYNOPSYS, INC. (the “Borrower”), the Lenders party thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as Co-Syndication Agents, and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This notice is an Incremental Term Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each Lender party hereto hereby notify you that:

1. Each Lender party hereto agrees to make an Incremental Term Loan in the amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Incremental Term Loan Amount”.

2. The Incremental Term Facility Closing Date is                     .

3. The aggregate principal amount of Incremental Term Loans contemplated hereby is $            .

4. The Incremental Term Loan of each Lender party hereto shall mature in             consecutive installments, commencing on             , 20        , each of which shall be in an amount equal to (i) the percentage which the principal amount of such Lender’s Incremental Term Loan made on the Incremental Term Facility Closing Date constitutes of the aggregate principal amount of Incremental Term Loans made on the Incremental Term Facility Closing Date multiplied by (ii) the amount set forth below opposite such installment:

Installment	Principal Amount

[Insert installment dates and amounts]

5. The Incremental Term Maturity Date for the Incremental Term Loans contemplated hereby is                     , 20        .

6. Each Incremental Term Loan contemplated hereby that is a Eurodollar Loan shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus an applicable margin of [        ]%. Each Incremental Term Loan contemplated hereby that is an ABR Loan shall bear interest at a rate per annum equal to the ABR plus an applicable margin of [        ]%.

7. The agreement of each Lender party hereto to make an Incremental Term Loan on the Incremental Term Facility Closing Date is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received this notice, executed and delivered by the Borrower and each Lender party hereto.

(b) [Insert other applicable conditions precedent, including, without limitation, delivery of a closing certificate from the Borrower and amendments to the Loan Documents (to the extent necessary).]

(c) After giving effect to the making of the Incremental Term Loans contemplated hereby on the Incremental Term Facility Closing Date, (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing.

[Signature page follows]

[NAME OF BORROWER]

By:
Name:
Title:

Incremental Term Loan Amount	[NAME OF LENDER]
$
By:
Name:
Title:

CONSENTED TO: [NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Name:
Title:

EXHIBIT F

FORM OF

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of             , 20        , made by each signatory hereto (each a “New Subsidiary Borrower”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders referred to in the Amended and Restated Credit Agreement dated as of February 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SYNOPSYS, INC. (the “Borrower”), the Lenders party thereto, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as Co-Syndication Agents, and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add the New Subsidiary Borrower to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to subsection 10.1(b)(i) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. The New Subsidiary Borrower hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and acknowledges and agrees to:

SECTION 16. JOIN THE CREDIT AGREEMENT AS A SUBSIDIARY BORROWER, AS

INDICATED WITH ITS SIGNATURE BELOW; BE BOUND BY ALL COVENANTS,

AGREEMENTS AND ACKNOWLEDGMENTS ATTRIBUTABLE TO A SUBSIDIARY BORROWER

IN THE CREDIT AGREEMENT; AND PERFORM ALL OBLIGATIONS AND DUTIES REQUIRED

OF IT BY THE CREDIT AGREEMENT.

2. The New Subsidiary Borrower represents and warrants that the representations and warranties contained in Section 3 of the Credit Agreement (other than Sections 3.1 and 3.2) as they relate to such New Subsidiary Borrower or which are contained in any certificate furnished by or on behalf of such New Subsidiary Borrower are true and correct on the date hereof.

3. The address, taxpayer identification number and jurisdiction of incorporation of each of the New Subsidiary Borrower are set forth in Annex I to this Joinder Agreement.

4. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[NEW SUBSIDIARY BORROWER], as a Subsidiary Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title: